Press Release	FOR IMMEDIATE RELEASE
Contact: John G. Robinson
Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Retirement of John G. Robinson

November 7, 2008, Monessen, PA. FedFirst Financial Corporation (NASDAQ Capital: FFCO) the holding company (the “Company”) for First Federal Savings Bank (the “Bank”), today announced that John G. Robinson informed the Company of his intention to retire as President and Chief Executive Officer of the Company and the Bank effective upon the Company’s 2009 annual meeting of shareholders, which is expected to occur next May. Mr. Robinson will be succeeded by Patrick G. O’Brien, who has served as Executive Vice President and Chief Operating Officer of the Company and the Bank since September 2005.

In announcing his retirement, Mr. Robinson said, “It has been an honor to serve as President and CEO of First Federal for the past three years. We have accomplished a great deal in that time and have built a strong connection with the communities of the mid-Monongahela Valley. I am looking forward to retirement and am confident First Federal’s success will continue under Patrick O’Brien’s leadership.”

Addressing the retirement of Mr. Robinson, John J. LaCarte, Chairman of the Board, said, “The Board deeply appreciates Jack Robinson’s dedicated service to the Bank and the community. Under Jack’s leadership, we have made great strides in transforming the Bank into a competitive and profitable business. We wish Jack and his family all of the best in his retirement.”

Mr. O’Brien added, “I look forward to continuing to build upon the foundation and success Jack has created over the last three years. This is a challenging time for financial institutions everywhere, but we have assembled a dedicated team and built strong connections to our communities which we think will position us for success as the economy recovers. I am grateful for the confidence the board has placed in me and expect that the transition will be smooth.”

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.